Exhibit 99.1

TUCOWS REPORTS STRONG RESULTS FOR FISCAL 2003

— Nine consecutive quarters of positive cash flow from operations and six consecutive quarters of profitability —

TORONTO, CANADA, February 4, 2004 —

Summary Financial Results
Tucows Inc.
(Numbers in Thousands, Except Per Share Data)

	Three months ended December 31, 2003	Three months ended December 31, 2002	Year ended December 31, 2003	Year ended December 31, 2002
Net Revenue	$9,715	$8,760	$37,195	$37,046	*
Income (Loss) from Operations	389	222	932	(980)
Net Income	426	1,385	2,063	1,867
Basic and Fully Diluted Earnings per Share	0.01	0.02	0.03	0.03
Cash Flow from Operations	1,134	410	3,220	3,438

*Includes $2.9 million in revenue from services that were disposed of during fiscal 2002.

Tucows Inc. (OTCBB: TCOW) today reported its results for the fourth quarter and fiscal year ended December 31, 2003.

Key highlights for the year included:

•                  Net revenue of $37.2 million;

•                  Income from operations of $932,000;

•                  Positive cash flow from operations of $3.2 million; and

•                  Net income of $2.1 million.

Key highlights for the fourth quarter included:

•                  Net revenue of $9.7 million;

•                  Income from operations of $389,000;

•                  Positive cash flow from operations of $1.1 million;

•                  Net income of $426,000;

•                  Record deferred revenue of $28.6 million; and

•                  A 29% year-over-year increase in domain name transactions to 853,000 from 662,000.

“Given the intensely competitive environment in which we operate, we are extremely proud to report such strong results,” said Elliot Noss, president and chief executive officer, Tucows Inc.  “We grew our business by remaining focused and resolute in our commitment to meeting the expectations of our customers, partners and shareholders.  Our efforts to carve out a sustainable, differentiated position have proved successful, as evidenced by our substantial improvement in transaction volumes and income from operations.  We continue to work diligently to enhance the richness of the services we offer, while providing a consistently high quality of customer support. Moreover, our core market has just begun to grow again, positioning us to further capitalize on the leverage inherent in our business model.”

For the fiscal year ended December 31, 2003, net revenue increased marginally to $37.2 million from $37.0 million for fiscal 2002.  Excluding $2.9 million in revenue from services that were disposed of during fiscal 2002, net revenue increased 9% from $34.1 million.  Income from operations for fiscal 2003 was $932,000 compared to a loss from operations of $980,000 for fiscal 2002. Net income for fiscal 2003 was $2.1 million, or $0.03 per share, unchanged from fiscal 2002.

Deferred revenue at December 31, 2003, was a record $28.6 million, an increase of 17% from $24.4 million at December 31, 2002, and an increase of 4% from $27.5 million at September 30, 2003.

Cash and restricted cash at December 31, 2003, increased to $13.0 million from $9.8 million at December 31, 2002. This increase was primarily the result of positive cash flow from operations of $3.2 million and proceeds of $1.0 million received in connection with the company’s sale of Liberty RMS to Afilias, Limited in March 2002 being offset by cash used for the purchase of property and equipment of just under $1.0 million.

For the fourth quarter of fiscal 2003, net revenue increased 10% to $9.7 million from $8.8 million for the fourth quarter of fiscal 2002.  Income from operations for the quarter increased to $389,000 from $222,000 for the same period last year. Net income for the quarter was $426,000, or $0.01 per share, compared to $1.4 million, or $0.02 per share, for the fourth quarter of fiscal 2002. Net income for the fourth quarter of fiscal 2002 included a gain of $1.1 million on the disposal of the Electric Library subscription assets.

Domain names registered, renewed and transferred-in for the fourth quarter increased to approximately 853,000 from approximately 662,000 for the same quarter of last year. Total active domain names under management at the end of the fourth quarter increased to 3.83 million.

Conference Call

Tucows will host a conference call on Wednesday, February 4, 2004, at 5:00 p.m. (ET) to discuss the company’s fourth quarter and fiscal 2003 results. To access the conference call via the Internet go to www.tucows.com, click on “About Tucows” and then on “Investor Relations.”

For those unable to join the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 1-800-408-3053 or 416-695-5800 and enter the pass code 1522165. The telephone replay will be available until Wednesday, February 11, 2004, at midnight. To access the archived conference call via the Internet, go to www.tucows.com and click on “About Tucows” and then on “Investor Relations.”

About Tucows

Tucows Inc. is a leading provider of third-party Internet services.  Through an expanding global network of more than 5,000 active resellers, ISPs, and web hosting companies, Tucows provides a range of outsourced Internet services and products. Tucows is now the second largest ICANN-accredited domain name registrar in the world, offering domain name services for generic and country code top-level domains, plus digital certificates, managed DNS, and email services. Tucows also distributes software and other digital content through its network of affiliates and offers more than 30,000 software titles in libraries located around the world. For more information, please visit: http://www.tucows.com

Contact:
Hilda Kelly

Investor Relations Resource

Tucows Inc.

416-538-5493
ir@tucows.com

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the continued growth and success of Tucows’ business, the ability to further develop and achieve commercial success for the company’s business strategy and the deployment of the company’s resources. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. More information about potential factors that could affect Tucows is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Tucows Inc.

Consolidated Balance Sheets

(Dollar amounts in U.S. dollars)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$12,912,811	$8,844,829
Restricted cash (note 1)	132,500	937,500
Accounts receivable	486,289	338,697
Prepaid expenses and deposits	2,061,948	1,951,086
Prepaid domain name registry fees, current portion	13,204,566	11,145,187
Total current assets	28,798,114	23,217,299
Prepaid domain name registry fees, long- term portion	5,136,194	3,700,340
Property and equipment	1,048,400	1,581,321
Investments	353,737	353,737

Total assets	$35,336,445	$28,852,697

Liabilities and Stockholders’ Equity
(Deficiency)
Current liabilities:
Accounts payable	$1,632,294	$1,605,630
Accrued liabilities	2,088,235	2,288,412
Customer deposits	2,160,601	1,957,657
Deferred revenue, current portion	20,715,191	18,431,100
Total current liabilities	26,596,321	24,282,799

Deferred revenue, long-term portion	7,874,001	5,929,917

Stockholders’ equity (deficiency):

Preferred stock - no par value, 1,250,000 shares authorized; none issued and outstanding	—	—

Common stock - no par value, 250,000,000 shares authorized; 64,626,429 shares issued and outstanding at December 31, 2003 and December 31, 2002	8,540,687	8,540,687

Additional paid-in capital	49,992,129	49,992,129
Deferred stock-based compensation	(20,593)	(183,297)
Deficit	(57,646,100)	(59,709,538)

Total stockholders’ equity (deficiency)	866,123	(1,360,019)

Total liabilities and stockholders’ equity (deficiency)	$35,336,445	$28,852,697

Note 1:

In November 2003, the Company entered into a series of forward exchange contracts, whereby amounts of U.S.$400,000 or U.S.$650,000 are converted into Canadian dollars on a semi-monthly basis from January 2004 until the end of March 2004. As margin security against these contracts, the Company placed $132,500 into secured term deposits, which mature on a monthly basis in line with the contracts.

In June 2002, the Company entered into a series of forward exchange contracts, whereby an amount of U.S.$375,000 was converted into Canadian dollars on a semi-monthly basis from June 2002 until the end of December 2003. As margin security against these contracts, the Company placed $1,196,000 into secured term deposits, which matured on a monthly basis in line with the contracts.

The outstanding margin security in the amount of $132,500 (2002: $937,500) is reflected as restricted cash on the balance sheet.

Tucows Inc.

Consolidated Statements of Operations

(Dollar amounts in U.S. dollars)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Net revenues	$9,714,774	$8,760,374	$37,194,747	$37,046,375
Cost of revenues	5,923,054	5,462,628	22,990,227	23,107,871
Gross profit	3,791,720	3,297,746	14,204,520	13,938,504

Operating expenses:
Sales and marketing (*)	1,058,830	939,062	3,850,081	3,770,913
Technical operations and development	1,067,963	842,196	3,935,061	3,725,966
General and administrative (*)	953,166	892,232	3,998,073	4,523,314
Depreciation of property and equipment	323,230	402,249	1,489,570	2,675,836
Amortization of intangible assets	—	—	—	222,222
Total operating expenses	3,403,189	3,075,739	13,272,785	14,918,251

Income (loss) from operations	388,531	222,007	931,735	(979,747)

Other income:
Interest income, net	37,319	41,893	131,703	102,057
Gain on disposal of Electric Library subscription assets	—	1,121,480	—	1,846,717
Gain on disposal of Liberty Registry Management Services Inc.	—	—	1,000,000	1,955,443
Loss on disposal of Eklektix Inc.	—	—	—	(44,304)

Write-down of investment in bigchalk.com	—	—	—	(1,013,335)
Total other income	37,319	1,163,373	1,131,703	2,846,578

Income before provision for income taxes	425,850	1,385,380	2,063,438	1,866,831

Provision for income taxes	—	—	—	—

Net income for the period	$425,850	$1,385,380	$2,063,438	$1,866,831

Basic and diluted earnings per share	$0.01	$0.02	$0.03	$0.03

Shares used in computing basic earnings per common share	64,626,429	64,626,429	64,626,429	64,626,429

Shares used in computing diluted earnings per common share	70,858,586	64,626,429	64,737,429	64,626,429

(*) Stock-based compensation has been included in operating expenses as follows:
Sales and marketing	$27,708	$27,708	$109,926	$109,926
General and administrative	$13,304	$13,303	$52,778	$52,777

Tucows Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in U.S. dollars)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002

Cash Provided by (used in):
Operating activities:
Net income for the period	$425,850	$1,385,380	$2,063,438	$1,866,831
Items not involving cash:
Depreciation of property and equipment	323,230	402,249	1,489,570	2,675,836
Amortization of intangible assets	—	—	—	222,222
(Gain) loss on change in the fair value of forward contracts	297,296	(140,199)	(279,174)	260,289
Gain on disposal of Liberty RMS	—	—	(1,000,000)	—
Write-down of investment in bigchalk.com	—	—	—	1,013,335
Stock-based compensation	41,012	41,011	162,704	162,703
Gain on disposal of Electric Library subscription assets	—	(1,121,480)	—	(1,846,717)
Gain on disposal of Liberty Registry Management Services	—	—	—	(1,955,443)
Loss on write-off of Eklektix Inc.	—	—	—	44,304

Change in non-cash operating working capital:	—	—	—	—
Accounts receivable	(74,114)	35,338	(147,592)	306,951
Prepaid expenses and deposits	(503,288)	(314,026)	(91,977)	(80,272)
Prepaid domain name registry fees	(1,022,621)	(167,032)	(3,495,233)	(2,488,384)
Accounts payable	327,472	356,274	26,664	(15,669)
Accrued liabilities	81,280	(125,796)	60,112	(479,898)
Customer deposits	126,291	(63,540)	202,944	20,915
Deferred revenue	1,111,283	121,993	4,228,175	3,731,415

Cash provided by operating activities	1,133,691	410,172	3,219,631	3,438,418

Financing activities:

Repayment of obligations under capital leases	—	—	—	(111,160)

Cash used in financing activities	—	—	—	(111,160)

Investing activities:
Additions to property and equipment	(175,775)	(235,741)	(956,649)	(844,508)
(Increase) decrease in restricted cash — being margin security against forward exchange contracts	130,112	127,250	805,000	(937,500)
Net proceeds on disposal of Electric Library subscription assets	—	1,121,480	—	1,577,129
Proceeds on disposal of Liberty Registry Management Services Inc. , net of cash disposed	—	—	1,000,000	938,889
Proceeds on disposal of Eklektix Inc., net of cash disposed	—	—	—	(30,628)

Cash provided by investing activities	(45,663)	1,012,989	848,351	703,382

Increase in cash and cash equivalents	1,088,028	1,423,161	4,067,982	4,030,640

Cash and cash equivalents, beginning of period	11,824,783	7,421,668	8,844,829	4,814,189

Cash and cash equivalents, end of period	$12,912,811	$8,844,829	$12,912,811	$8,844,829